EXHIBIT 99.1

News Release

October 27, 2004
Contact:	CRAIG CLARK, DDM MARKETING & COMMUNICATIONS (616) 632-1301 CCLARK@DDMNET.COM

ChoiceOne Financial Announces Third Quarter Earnings For 2004

Sparta, Michigan - ChoiceOne Financial Services, Inc. reported asset growth of $20,468,000 in the last twelve months. Total assets stood at $229,661,000 as of September 30, 2004. Loans have grown 8% since September 30, 2003, while deposits have increased 10%. Net income for the third quarter of 2004 was $417,000, which represented a decrease of $141,000 or 25% from the third quarter of 2003. Earnings per share for the third quarter of 2004 were $.27, compared to $.36 per share in the same period in 2003. Net income for the first nine months of 2004 was $1,333,000 or $.85 per share, compared to $1,569,000 or $1.01 per share in the same period of 2003.

The decrease in net income in the first nine months of 2004 was primarily due to lower noninterest income than in the same period in 2003. The decline in noninterest income was caused by a decrease in gains on sales of loans, which fell $269,000 in the third quarter of 2004 and are down $564,000 in the first three quarters of 2004 compared to the prior year. This resulted from a level of mortgage loan refinancing activity that was much less in 2004 than was experienced in 2003. Net interest income also decreased in the third quarter and first nine months of 2004. James Bosserd, President and Chief Executive Officer, stated, "Our asset growth in 2004 has helped to mitigate the effect of historically low interest rates on our interest margin. We believe that higher interest rates on our earning assets in future months coupled with continued growth will help our margin to improve."

ChoiceOne's provision for loan losses decreased 27% in the first three quarters of 2004 compared to the same period of 2003. This reflected the continued improvement in ChoiceOne's loan portfolio as nonperforming loans had been reduced to $1,072,000 as of September 30, 2004, compared to $2,000,000 as of the end of 2003. Mr. Bosserd continued, "We are proud of our asset growth during 2004 and the significant improvement in our asset quality."

Noninterest expense was 6% lower in the first nine months of 2004 than in the same period of 2003. This was due to cost savings achieved in salaries and benefits expense as well as occupancy expense.

ChoiceOne opened its fifth full service branch on September 1, 2004 in Rockford. Linda Anderson, a long-time resident of the Rockford area, is Rockford's Branch Manager. Client reaction to the facility, staff, and products has been very positive.

ChoiceOne Financial Services, Inc. is a bank holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank. ChoiceOne Bank operates five full service offices in northern Kent County. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies,

Inc. and mortgage products through its subsidiary, ChoiceOne Mortgage Company of Michigan. For more information, please visit ChoiceOne's web site at www.choiceone.com.

Forward-Looking Statements
This press release contains forward-looking statements. Words such as "anticipates," "believes," "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interests rates and banking laws and regulations; and the impact of competition from traditional or new sources. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. ChoiceOne undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

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EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Craig Clark at (616) 632-1301 or cclark@ddmnet.com. Electronic versions of headshots are also available.